INTERNATIONAL GAME TECHNOLOGY

2002 STOCK INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

THIS DIRECTOR RESTRICTED STOCK AWARD AGREEMENT (this “Award Agreement”) is dated as of [__________], by and between INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (the “Corporation”), and [__________________] (the “Participant”).

W I T N E S S E T H

WHEREAS, the Corporation maintains the International Game Technology 2002 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Corporation desires to grant to the Participant, and the Participant desires to accept, a restricted stock award (the “Award”) upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.

Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Plan.

2.

Grant.  Subject to the terms of this Award Agreement, the Corporation hereby grants to the Participant a Restricted Stock Award with respect to an aggregate of [________] shares of Common Stock (subject to adjustment under Section 7.6 of the Plan) (the “Restricted Stock”).

3.

Vesting.  Subject to Section 8 below, the Award shall vest, and restrictions (other than those set forth in Section 6.4 of the Plan) shall lapse, in 33-1/3% installments of the total number of shares of Restricted Stock subject to the Award (subject to adjustment under Section 7.6 of the Plan) over three years as provided in Section 7.3 of the Plan.

4.

Continuance of Service; No Service Commitment.  The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement.  Service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 8 below or under the Plan.  Nothing contained in this Award Agreement or the Plan constitutes a continued service commitment by the Corporation or interferes with the right of the Corporation to increase or decrease the compensation of the Participant’s from the rate in existence at any time.

5.

Dividend and Voting Rights.  After the Award Date, the Participant shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to Section 8.

6.

Restrictions on Transfer.  Prior to the time that they have become vested pursuant to Section 3, neither the Restricted Stock, nor any interest therein, amount payable in respect thereof, or Restricted Property (as defined in Section 9 hereof) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.  The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7.

Stock Certificates.

(a)

Book Entry Form.  The Corporation shall, in its discretion, issue the shares of Restricted Stock subject to the Award either: (a) in certificate form as provided in Section 7(b) below; or (b) in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Award Agreement.

(b)

Certificates to be Held by Corporation; Legend.  Any certificates representing shares of Restricted Stock that may be delivered to the Participant by the Corporation prior to vesting shall be immediately redelivered by the Participant to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder.  Such certificates shall bear the following legend:

“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and International Game Technology.  A copy of such Agreement is on file in the office of the Secretary of International Game Technology.”

(c)

Delivery of Certificates Upon Vesting.  Promptly after the vesting of any shares of Restricted Stock pursuant to Section 3 and the satisfaction of any and all related tax withholding obligations pursuant to Section 10, the Corporation shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or, in either case, such lesser number of shares as may be permitted pursuant to Section 10).  The Participant (or the Beneficiary or Personal Representative of the Participant in the event of the Participant’s death or incapacity, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements.  The shares so delivered shall no longer be restricted shares hereunder.

(d)

Power of Attorney.  The Participant, by acceptance of the Award, shall be deemed to irrevocably appoint, and does so irrevocably appoint, the Corporation and each of its authorized representatives as the Participant’s true and lawful attorney(s)-in-fact (with full power of substitution) with irrevocable power and authority in the name of and on behalf of the Participant to (1) effect any transfer of unvested, forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Award Agreement, and (2) execute and deliver of behalf of the Participant any and all documents and instruments as the Corporation or such representatives may determine to be necessary or advisable in connection with any such transfer.

8.

Effect of Termination of Service.  Subject to earlier vesting as provided in Section 7.7 of the Plan in connection with a Change in Control Event and subject to accelerated vesting as provided in Section 7.5 of the Plan in the event of the Participant’s death, Disability or Retirement, the Participant’s shares of Restricted Stock shall be forfeited to the extent such shares have not become vested upon the first date the Participant is no longer a member of the Board, regardless of the reason for the termination of the Participant’s service as a Board member.  Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation, without any other action by the Participant, or the Participant’s Beneficiary or Personal Representative, as the case may be.  No consideration shall be paid by the Corporation with respect to such transfer.  The Corporation may exercise its powers under Section 7(d) hereof and take any other action necessary or advisable to evidence such transfer.  The Participant (or the Participant’s Beneficiary or Personal Representative, as the case may be) shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.

9.

Adjustments Upon Specified Events.  Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.6 of the Plan, the Committee will make adjustments if appropriate in the number and kind of securities that may become vested under an Award.  If any adjustment is made under Section 7.6 of the Plan, the restrictions applicable to the shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Award Agreement, “Restricted Stock” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Stock.  Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding.  To the extent that the Restricted Property includes any cash (other than regular cash dividends provided for in Section 5 hereof), such cash shall be invested, pursuant to policies established by the Committee, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee, the earnings on which shall be added to and become a part of the Restricted Property.

10.

Tax Withholding.  The Corporation shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Corporation or any of its affiliates may reasonably be obligated to withhold with respect to the grant, vesting, making of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or other event with respect to the Restricted Stock.  The Corporation may, in its sole discretion, withhold and/or reacquire a sufficient number of shares of Restricted Stock in connection with the vesting of such shares at their then Fair Market Value (determined either as of the date of such withholding or as of the immediately preceding trading day, as determined by the Corporation in its discretion) to satisfy the amount of any such withholding obligations that arise with respect to the vesting of such shares.  The Corporation may take such action(s) without notice to the Participant and shall remit to the Participant the balance of any proceeds from withholding and/or reacquiring such shares in excess of the amount reasonably determined to be necessary to satisfy such withholding obligations.  The Participant shall have no discretion as to the satisfaction of tax withholding obligations in such manner.  If, however, the Participant makes an election under Section 83(b) of the Code with respect to the Restricted Stock, if any other withholding event occurs with respect to the Restricted Stock other than the vesting of such stock, or if the Corporation for any reason does not satisfy the withholding obligations with respect to the vesting of the Restricted Stock as provided above in this Section 10, the Corporation shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant the amount of any such withholding obligations.

11.

Notices.  Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other.  Any such notice shall be given only when received, but if the Participant is no longer a member of the Board, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

12.

Plan.  The Award and all rights of the Participant under this Award Agreement are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference.  In the event of a conflict or inconsistency between the terms and conditions of this Award Agreement and of the Plan, the terms and conditions of the Plan shall govern.  The Participant agrees to be bound by the terms of the Plan and of this Award Agreement.  The Participant acknowledges reading and understanding the Plan, the Prospectus for the Plan, and this Award Agreement.  Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

13.

Entire Agreement.  This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.  The Plan and this Award Agreement may be amended pursuant to Section 6.6 of the Plan.  Such amendment must be in writing and signed by the Corporation.  The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14.

Counterparts.  This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.

Section Headings.  The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16.

Governing Law.  This Award Agreement and the rights of the parties hereunder with respect to the Restricted Stock Award shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder.

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IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation

By:
Print Name:
Its:

PARTICIPANT

Signature

Print Name